March 12, 2013 CEF Equipment Holding, L.L.C. 10 Riverview Drive Danbury, CT 06810 Re: Asset Backed Notes	Mayer Brown LLP 1675 Broadway New York, New York 10019-5820 Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrown.com

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-181103), filed by CEF Equipment Holding, L.L.C., a Delaware limited liability company (“CEF Equipment Holding”) and GE TF Trust, a Delaware statutory trust (the “Titling Trust” and, together with CEF Equipment Holding, the “Co-Registrants”), with the Securities and Exchange Commission (the “Commission”), as amended and declared effective on August 3, 2012 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of asset-backed notes (the “Notes”) and special units of beneficial interests in the Titling Trust.

The Notes will be issued pursuant to an Indenture, to be dated as of March 20, 2013 (the “Agreement”), between GE Equipment Transportation LLC, Series 2013-1 (the “Issuer”) and Citibank, N.A., as indenture trustee (the “Indenture Trustee”), as more particularly described in the prospectus, dated March 6, 2013 (the “Base Prospectus”), and the prospectus supplement, dated March 12, 2013, relating to the Notes (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Notes will be sold pursuant to an Underwriting Agreement, dated as of March 12, 2013 (the “Underwriting Agreement”), among CEF Equipment Holding, the Issuer and the representative of the underwriters named in the Prospectus. We are familiar with the proceedings taken by CEF Equipment Holding in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

GE Equipment Transportation LLC,
Series 2013-1

March 12, 2013

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that (a) the purchase price for the Notes will be paid to CEF Equipment Holding by the underwriters named in the Prospectus.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;

B.	The truth and accuracy of all certificates, representations and writings and records reviewed by us and referred to above, including the representations and warranties made in the Agreement with respect to the factual matters set forth therein;

C.	The Indenture Trustee is validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite organizational power to enter into the Agreement;

D.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Agreement have been duly authorized by all necessary organizational proceedings on the part of the Indenture Trustee; and (ii) the Agreement constitutes the legal, valid and binding obligation of the Indenture Trustee enforceable against the Indenture Trustee in accordance with its terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Agreement.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes are in proper form, and when executed, authenticated and delivered as specified in the Agreement and delivered against the payment of consideration specified in the Underwriting Agreement, will be legal and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

Mayer Brown llp

GE Equipment Transportation LLC,
Series 2013-1

March 12, 2013

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Opinions” in the Prospectus and “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the term used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit or otherwise.

Very truly yours,

/s/ MAYER BROWN LLP

MAYER BROWN LLP

PAJ/JR